Exhibit 99.46

Sangui BioTech International, Inc.
1393 North Bennett Circle
Farmington, Utah 84025

c/o SanguiBioTech GmbH
Alfred-Herrhausen-Str. 44
58455 Witten

Arabian companies will start selling Sangui products in the course of next few months

Witten, Dubai, May 23, 2007 – Comprehensive marketing and distribution agreements to this effect have been signed between Sheikh  Al Mudhareb,  TYCOON Consulting (UK) Ltd. and SanguiBioTech GmbH after a series of presentations and in depth negotiations in Sharjah and Dubai. Products covered by the terms of the contracts include the whole range of Sangui’s present and future cosmetics products as well as the range of medical products if and when certified for distribution in these markets. This refers in particular to Sangui’s ChitoSkin wound pads based on bovine gelatine and the HemoSpray based on camel blood.

The agreements extend to a number of Arabian and Muslim countries including  the United Arab Emirates, Saudi-Arabia, Kuwait, Oman, Yemen, Sudan, Jordan, Libya, Lebanon, Marocco,  Malaysia, India and Turkey,  granting the partner firms exclusive distribution rights for those markets. Discussions for similar agreements regarding Egypt are currently under way. Based on the current volume and pricing scheme which was discussed and agreed upon Sangui expects its cosmetics sales alone and based on the present portfolio to reach € 875.000 in 2007, € 1.750.000 in 2008 and € 3.500.000 in 2009. To this, any additional sales of future cosmetic products as well as medical products would be added.

It is understood by all parties concerned, that Sangui’s unique products merit special marketing activities, and to this end the requisite TV and complimentary advertising strategies will be developed in collaboration with Sangui to ensure that a precise product message is conveyed to the customer.

“These marketing contracts follow exactly the road map of our initial agreement of Febr. 7th and open more or less the entire scope of Arabian markets for Sangui’s products”, Barbara Geisel, TYCOON Chairman, and Hubertus Schmelz, Sangui Managing Director, emphasized. “As the financial standing and marketing competence of our local partners is beyond any doubt, we are looking forward to a very exciting future.”

Meanwhile, paperwork and discussions pertaining to the planned acquisition of 25% of SanguiBioTech GmbH by TYCOON VCI are on schedule.

SanguiBioTech GmbH is a wholly owned subsidiary of Sangui BioTech International, Inc. (www.pinksheets.com: SGBI)

For more information please contact:

Joachim Fleing
Phone: +49 (160) 741 27 17
Fax: +49 (2302) 915 191
e-mail: fleing@sangui.de

Some of the statements contained in this news release discuss future expectations, contain projection of results of operation or financial condition or state other “forward-looking” information.  These statements are subject to known and unknown risks, uncertainties, and other factors that could cause the actual results to differ materially from those contemplated by the statements.  The forward-looking information is based on various factors and is derived using numerous assumptions.  Important factors that may cause actual results to differ from projections include, among many others, the ability of the Company to raise sufficient capital to meet operating requirement.

Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements.  Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.